EXHIBIT 99.1
ACCESS PLANS REPORTS FISCAL 2010 FIRST QUARTER RESULTS
Operating Income up 35%; EPS of $0.04
NORMAN, OK—February 3, 2010 – Access Plans, Inc. (OTC.BB:APNC), a leading membership and insurance marketing company, today announced financial results for its fiscal 2010 first quarter ended December 31, 2009. The results reflect the Company’s acquisition of Access Plans USA, completed on April 1, 2009, including a higher share count resulting from the transaction.
Revenues for the fiscal 2010 first quarter increased to $13.3 million compared to $5.7 million in the prior-year period primarily as a result of the acquired Access Plans USA operations. Operating income increased 35% to $1.6 million versus $1.2 million in the prior-year period, which reflected the impact of the acquired Access Plans USA operations, and improved sequential profitability in the Company’s Wholesale Plans Division.
Despite the improvement in operating income, net income for the period was $0.9 million versus $1.0 million last year. The decline related to an increase in the Company’s tax rate to 39.5% in the fiscal 2010 first quarter versus 34% in the prior-year period as well as to a deferred tax benefit recognized last year. On a per share basis, earnings were $0.04 versus $0.06 per diluted share in last year’s first quarter which reflected the increased number of shares outstanding as well as the deferred tax benefit. As a result of the Access Plans USA acquisition in April 2009, the Company had 20.5 million weighted average shares outstanding at December 31, 2009, versus 14.8 million shares at the end of last year’s first quarter. The share count at the end of the fiscal 2010 first quarter also reflects the Company’s repurchase of approximately 1.9 million shares during the period as a condition of a legal settlement.
“With most of the immediate cost savings realized from the acquired Access Plans operations, we shifted our emphasis in the quarter to positioning our businesses for sustainable, long-term growth,” commented Danny Wright, Chief Executive Officer. “Our Wholesale Plans Division has benefited from moderating unemployment and offers us significant opportunity to leverage our installed customer base and introduce new product and service offerings, including individual healthcare programs. Within our Retail Plans Division, recent wins and solid execution are expected to drive top-line performance while an anticipated reduction in network costs resulting from a change in provider should enhance segment profitability. Lastly, the acquired Insurance Marketing Division, which has reached profitability under our ownership, offers us a tremendous growth platform as we focus on reenergizing the agent network and delivering the right products to the most compelling geographic markets.”

Wholesale Plans
Revenues for the Wholesale Plans Division in the fiscal 2010 first quarter increased 8% to $5.2 million, or 39% of total revenue, versus $4.8 million in the prior-year period. Revenue growth was attributable primarily to the addition of new accounts as well as improved acceptance rates with existing partners. While gross margin declined 18% on a year-over-year basis due to higher involuntary unemployment expenses, this waiver expense on a sequential basis improved by $0.4 million as the number of new waivers filed continues to moderate and customers reach their maximum allowed benefits under the program. As a result, gross margin nearly doubled on a sequential basis from the fiscal 2009 fourth quarter to $1.2 million in the recent period. Operating income in the fiscal 2010 first quarter was $0.7 million versus $1.0 million in the prior-year period.
Retail Plans
Revenues for the Retail Plans Division in the fiscal 2010 first quarter increased to $3.9 million, or 29% of total revenues, prior to inter-company eliminations, versus $2.1 million in the prior-year period. The increase was attributable primarily to the acquired Access Plans USA operations which expanded the Company’s discount health membership offerings. Operating income for the division in the fiscal 2010 first quarter increased to $0.9 million compared to $0.5 million in the prior-year period. During the period, results benefited from a solid contribution from fees related to our involvement with a national Rx plan. As previously announced, the Company signed two new contracts in the first quarter which are both now active and expected to contribute meaningfully to segment revenue in the second half of fiscal 2010.
Insurance Marketing
Insurance Marketing Division revenues in the fiscal 2010 first quarter were $5.5 million, or 41% of total revenues, versus $5.8 million in the fourth quarter of fiscal 2009. The sequential decline was due to seasonality as well as the discontinuation of a carrier’s plan. Operating income was $0.3 million versus $0.4 million in the fiscal 2009 fourth quarter. The Insurance Marketing Division comprises the America’s Health Care Plans (AHCP) operations acquired as part of the Access Plans USA acquisition. As a result, there are no comparable results from the prior-year period.
Other Matters
Cash and cash equivalents and restricted cash totaled $5.7 million at December 31, 2009 versus $4.6 million at September 30, 2009. Stockholders’ equity reached $11.9 million at December 31, 2009.
Conference Call and Webcast Information
Access Plans will host a conference call today, February 3, at 10:00 a.m. ET. To access the conference call, please dial 877-869-3847 (U.S.) or 201-689-8261 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.accessplans.com, or click here to access the webcast directly.

If you are unable to listen to the live call, a replay will be available through February 10, 2010, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 355# followed by conference ID number 343587#. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.accessplans.com.
About Access Plans, Inc.
Access Plans, Inc. (OTCBB: APNC) is a leading membership and insurance marketing company with three complementary distribution channels offering multiple opportunities for growth. The Wholesale Plans Division specializes in turnkey, private label membership benefit plans offered through retail outlets including rent-to-own centers. The Retail Plans Division markets healthcare-related discount products and services to consumers through third-party marketers. Program components in both membership plan divisions range from medical, dental and pharmacy discounts to grocery, restaurant, automotive, travel and other consumer discounts. The Insurance Marketing Division comprises America’s Health Care Plans (AHCP), one of the nation’s largest independent agent networks for distributing individual major medical health insurance. For more information, please visit: www.accessplans.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Access Plans, Inc.
Robert Hoeffner
405-579-8525
bhoeffner@accessplans.com

Access Plans, Inc.
Consolidated Statements of Operations
(Unaudited and dollars in thousands, except earnings per share)

	For the Three Months Ended December 31,
	2009	2008	Change
Net revenues	$13,303	$5,669	$7,634
Direct costs	8,800	3,088	5,712

Gross profit	4,503	2,581	1,922
Operating expenses	2,868	1,354	1,514

Operating income	1,635	1,227	408
Net other income (expense)	56	(43)	99
Provision for income taxes, net	795	229	566

Net income	$896	$955	$(59)

Basic earnings per share:
Earnings per share	$0.04	$0.06	$(0.02)

Weighted average shares outstanding	20,301,867	14,833,127	5,468,740

Diluted earnings per share:
Earnings per share	$0.04	$0.06	$(0.02)

Weighted average shares outstanding	20,459,674	14,838,649	5,621,025

	For the Three Months Ended December 31,
	2009	2008	Change
Segment net revenues
Wholesale Plans	$5,138	$4,761	$377
Retail Plans	3,881	2,087	1,794
Insurance Marketing	5,475	—	5,475
Eliminations	(1,191)	(1,179)	(12)

	$13,303	$5,669	$7,634

	For the Three Months Ended December 31,
	2009	2008	Change
Segment operating income
Wholesale Plans	$706	$984	$(278)
Retail Plans	935	479	456
Insurance Marketing	256	—	256
Corporate	(262)	(236)	(26)

	$1,635	$1,227	$408

Access Plans, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and dollars in thousands)

		September 30,
		2009
	December 31,	(Derived From
	2009	Audited
	(Unaudited)	Statements)

Total current assets	$16,040	$15,270
Total assets	$25,738	$25,973
Total current and long term liabilities	$13,847	$14,480
Total stockholders’ equity	$11,891	$11,494
Total liabilities and stockholders’ equity	$25,738	$25,973